EXHIBIT 14.1

STANDARDS OF ETHICAL CONDUCT

I.          Application

This policy is in effect for employees of China VoIP and Digital Telecom Inc and its subsidiaries.

II.         Policy

China VoIP and Digital Telecom Inc expects all executive officers and employees, when acting on behalf of the company, to maintain the highest standard of ethical conduct.

III.        Purpose

The Company relies on the integrity and good judgment of its management and employees to conduct themselves in a manner that promotes high standards of ethical and professional conduct, as well as sound business practices. Management and employees must take responsibility to ensure that their actions are not only ethical and legal, but are in the best interest of the Company.

Responsibility for compliance with this policy lies with every employee of China VoIP and Digital Telecom Inc and its subsidiaries.

Employees of China VoIP and Digital Telecom Inc and its subsidiaries should not commit acts contrary to these standards or support the commission of such acts by others.  A practice will not be condoned on the grounds that it is "customary," "easy," or "expedient".  If it does not meet these standards of ethical conduct, condoning such practices may compromise the integrity and reputation of the Company.  If you are asked to act against these standards, you should decline. You are empowered to say something such as the following: "The Company policy doesn't allow me to do this. Please discuss this matter further with..." or "I'm uncomfortable with what you've asked me to do and I'd like to discuss the matter with..." If you act in good faith, the Company will act to protect you from being disciplined or suffering reprisal for making such a statement. Employees are expected to assume personal responsibility and accountability for their actions by maintaining these standards.

IV.        Definition of Unethical Conduct

1.

Abuse of Power:   Wrongful use of a position of authority to influence employees or colleagues (e.g., coercion to participate in activities or decision making in violation of laws, regulations, or policies).

2.

Conflict of Commitment:   A situation in which an employee’s additional employment or other activity, whether internal or external to the Company, interferes with his or her performance in their current position within the Company.

3.

Conflict of Interest:   A situation in which an individual or any of his or her family has an existing or potential financial or other material interest that impairs or might appear to impair the individual’s independence and objectivity of judgment in the discharge of responsibilities to the company.  A conflict of interest also arises when an individual evaluates the work or performance of a person with whom he or she is engaged in a romantic relationship.

4.

Financial Irregularity:   An intentional misstatement, omission, or failure to disclose information related to financial transactions that is detrimental to the interests of the Company, including embezzlement, fraud, or falsification of records to misappropriate assets.

5.

Fraud:   An intentional act of misrepresentation, dishonesty, trickery, or deceit (including the concealment or suppression of truth), designed to obtain information or assets without approval.

6.

Misuse of Intellectual Property:   Property of an intellectual nature belonging to an individual or entity, including but not limited to proprietary information that is protected by a patent, copyright, or non-disclosure agreement.

7.

Kickback:   The act of accepting a payment to improperly obtain or reward with favorable treatment in connection with either a contract or subcontract relating to a prime contract.

8.

Misconduct:   Cheating, falsification, fabrication, misappropriation, plagiarism, or other practice that seriously deviates from those behaviors commonly and generally accepted as proper.

V.         Reporting a Violation

Employees are expected to report violations of this policy to appropriate personnel.  To report an actual or suspected violation:

1.

Discuss the violation with the immediate manager, except when the manager is involved in which case discuss it with the person at the next managerial level.

2.

If you cannot address the situation in this manner, please contact the Human Resources Director, Chief Financial Officer, or the Chief Operating Officer.

3.

If the matter involves an accounting or auditing matter, you may report it, on a confidential, anonymous basis, to the Chairman of the Audit Committee, in writing marked confidential.  The address of this Chairman is published on our website.  Employees, officers and directors may bring their concerns forward without fear of retribution or punishment.

Failure of a manager to report actual or possible violations may be subject of appropriate company discipline.

VI.        Retaliation

The Company will not tolerate retaliation toward or harassment of employees who report actual or possible violations.  The identity of individuals providing information concerning possible violations, including fraud, will be protected within legal limits.  Individuals who take retaliatory action will be subject to discipline, up to and including discharge.

VII.       Enforcement

Suspected violations will be investigated by Human Resources.

VIII.      Abuse of this Policy

The company is committed to the protection of both the accused and the accuser in the reporting of any violations of this policy.  Therefore, attempts by individuals to discredit others though inappropriate use of this policy are not permitted and will be considered for disciplinary action.